Exhibit 99.1

General Cable Enhances Leadership Team with Promotions and Names Chief Compliance Officer

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--January 12, 2015--General Cable Corporation (NYSE:BGC) today announced that the Board of Directors has approved the promotion and appointment of the following executives, effective immediately.

  Emerson C. Moser has been named Senior Vice President, General Counsel and Corporate Secretary and a member of the Operating Committee. Emerson was previously Assistant General Counsel and Assistant Secretary and had been serving as the Company’s interim Chief Legal Officer since July 2014.
  Sonya Reed has been promoted to Executive Vice President, Chief Human Resources Officer (CHRO). Sonya was previously the Company’s Senior Vice President, CHRO.
  Kurt L. Drake has joined the Company as Senior Vice President, Chief Compliance Officer and will be a member of the Operating Committee. Kurt has 19 years of experience in compliance and finance and held the Chief Compliance Officer position at PPG Industries immediately prior to joining General Cable.

“As leaders with extraordinary reputations for integrity, teamwork and high professional standards, Emerson and Sonya are well deserving of this recognition,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “These promotions announced today strengthen General Cable’s leadership team and I look forward to the many contributions that Emerson and Sonya will make to the Company’s future success.”

In a newly created standalone position, Kurt L. Drake has joined the Company as Senior Vice President, Chief Compliance Officer. Kurt will report directly to Gregory B. Kenny, President and Chief Executive Officer of General Cable. In this role, Kurt will be responsible for leading and building a world class ethics and compliance program through the implementation of best practices globally. Kurt comes to General Cable with 19 years of international experience in compliance and finance. He has held the senior compliance role with General Electric Aviation, Mubadala and PPG Industries.

“The compliance function builds on our values as a Company. I expect Kurt and his team to effectively educate and partner with our associates around the world to promote adherence to the Company’s high ethical standards and applicable laws and regulations. Kurt brings world class experience in this area which will accelerate the solid progress already made,” Kenny concluded.

General Cable (NYSE:BGC), a Fortune 500 Company, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. For more information about General Cable visit our website at www.generalcable.com.

CONTACT:
For General Cable Corporation
Len Texter, 859-572-8684
Vice President, Finance and Investor Relations